Exhibit 10.2

Cigna Corporation

Cigna Long-Term Incentive Plan: Nonqualified Stock Option Grant Agreement

Cigna Corporation (“Cigna”) has granted you the option to purchase the number of shares of Cigna Common Stock set forth below in this Option Grant Agreement (“Option Grant”) under the Cigna Long-Term Incentive Plan (“Plan”). The date of your Option Grant (“Grant Date”), the dates on which your Option Grant is scheduled to vest (“Vesting Dates”) and the date on which it is scheduled to expire (“Expiration Date”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.

The award of Options pursuant to this Nonqualified Stock Option Grant is expressly conditioned on your acceptance of the terms and conditions of this Option Grant and of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement (or, with respect to Cigna company employment in California, the attached Confidentiality and Non-Solicitation Agreement) (as applicable, the “Covenant Agreement”). You should carefully read all the terms and conditions of this Option Grant and the attached Covenant Agreement and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Option Grant.

If you are not willing to agree to all of the Option Grant and Covenant Agreement terms and conditions, do not accept the Option Grant and do not click the ACCEPT button for the Option Grant Acknowledgment and Agreement. If you do not accept the Option Grant, you will not receive the benefits of the Option Grant.
If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Option Grant and the Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.

Participant:
Grant Type:
Plan Name: Cigna Long-Term Incentive Plan

Grant Date:
Grant Expiration Date:
Total Options Granted:
Option Price: (USD)

Vesting Schedule: Please refer to Appendix: Vesting Schedule on the last page of this document

In addition to this Nonqualified Stock Option Grant and the attached Covenant Agreement, you should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms of all documents attached to this Option Grant by checking the appropriate box in the online grant acceptance process. The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the

Exhibit 10.2
Plan Prospectus, Tax Considerations and Cigna's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Exhibit 10.2
Important Notice: Option Grant and Covenant Agreement Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

Acknowledge and represent to Cigna that I have:
1.    received the Option Grant, the Terms and Conditions of the Option Grant and the Covenant Agreement;
2.    read and understand their terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and
3.    received answers to any questions I had about the Option Grant, the Terms and Conditions of the Option Grant and the Covenant Agreement and their respective terms and conditions, including the applicable restrictive covenants.
Scroll down for the TERMS AND CONDITIONS of the Option Grant.

Exhibit 10.2
    TERMS AND CONDITIONS OF YOUR [YEAR] GRANT
    OF A NONQUALIFIED STOCK OPTION

These Terms and Conditions are an important part of your grant of a nonqualified stock option (Option) from Cigna Corporation (Cigna). The terms of your Option are in (a) the electronic Option Grant Agreement above, (b) these Terms and Conditions, (c) the Covenant Agreement, and (d) the applicable Plan provisions.

Certain words in this document with first letters capitalized are defined in the Option Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.    The Option
The Option gives you the right to buy a certain number of shares of Cigna Common Stock (Shares) during the Option Period (described in paragraph 2) at the Option Price. Your Option Grant Agreement lists the number of Shares and your Option Price. To buy the Shares at the Option Price, you must exercise the Option.

2.    Option Period; Vesting
(a)    You can exercise the Option only during the Option Period. The Option becomes exercisable, or “vests,” on the first day of the Option Period and expires on the last day of the Option Period.
(b)    The Option Period for the Shares (or for a portion of the Shares) starts on the applicable Vesting Date as shown in the Appendix: Vesting Schedule. The Appendix contains the Vesting Schedule for the Option.
(c)    The Option Period for all the Shares ends, and the Option will expire, the earlier of (1) 5:00 p.m. Philadelphia time on the Expiration Date or (2) upon your Termination as described under Early Expiration in paragraph 4.

3.    Early or Continued Vesting
The Option may vest earlier than the dates listed on the Appendix or continue to vest after your Termination date, as described here. If your Termination occurs before the Option vests under the Vesting Schedule set forth on the Appendix, the Option will vest on your Termination date or continue to vest after your Termination date (as applicable), but only if your Termination is described in this paragraph 3.
(a)The Option will fully vest on your Termination date if your Termination is due to death or Disability or a Termination Upon a Change of Control.
Whether there is a Termination Upon a Change of Control for purposes of this Option Grant is determined by reference to a Change of Control (as defined in the Plan) of the entity issuing this grant (Cigna Corporation) and not by reference to a Change of Control of any predecessor entity of Cigna Corporation.
(b)    The Option may continue to vest following your Termination due to Early Retirement or Retirement if:

(1)The date of Termination due to your Early Retirement or Retirement is at least six (6) months after the Grant Date, provided that this requirement may be waived by (i) Cigna's

Exhibit 10.2
Senior Human Resources Officer in certain limited and unanticipated circumstances, or (ii) with respect to the CEO or any executive officer who is subject to the requirements of Section 16(a) of the Exchange Act (“Executive Officer”), the Committee;
(2)You will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement);
(3)You continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period; and
(4)The Committee or its designee (including Cigna’s Senior Human Resources Officer) approves the continued vesting before your Termination.
If you want to be considered for continued vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.
A Termination resulting from a Cigna divestiture, outsourcing or other business transaction where you become employed by the buyer, vendor or other entity involved in the transaction will not constitute a Retirement or Early Retirement under this paragraph 3(b).
(c)    The Option will continue to vest for a period of twelve (12) months following the date of your Involuntary Termination as if you had remained employed for such twelve (12) month period. For example, if the date of your Involuntary Termination is June 1, 2021 you will vest in any portion of the Option scheduled to vest on or before June 1, 2022 on the otherwise scheduled Vesting Date.

The continued vesting described in this paragraph 3(c) is subject to (and contingent upon) your ongoing compliance with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.

(d)    Except with respect to the CEO or any Executive Officer, if approved by Cigna's Senior Human Resources Officer, or his or her designee, before your Termination, your Option may continue to vest following your Termination if you (1) continue to provide services to Cigna as a consultant or contractor under the terms of an agreement and release between you and Cigna, and (2) continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.

    The continued vesting period, if any, under this paragraph 3(d) shall be equal to the period of your continued services to Cigna as a consultant or contractor under the terms of an agreement and release.

(e)    For avoidance of doubt, the continued vesting described in paragraphs 3(b), 3(c) and 3(d) above is expressly subject to (and contingent upon) your ongoing compliance with the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period. If a Violation (as defined below) occurs or is discovered following your Termination, then, in addition to any other remedies available to Cigna under this Option Grant Agreement or the Covenant Agreement, any then outstanding portion of this Option (whether vested or unvested) shall be immediately and automatically cancelled and forfeited.

Exhibit 10.2
4.    Early Expiration upon Termination; Exceptions
(a)    Upon your Termination (other than a Termination for Cause), the Option will expire on the earlier of the Expiration Date or ninety (90) days after your Termination date unless one of the exceptions described in paragraph 4(b) through (f) applies.
(b)    If (1) your Termination is because of your death, Disability or Retirement, and (2) you will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement), then the Option will expire at 5:00 p.m. Philadelphia time on the Expiration Date.
(c)    If your Termination is because of your Early Retirement, and you will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement), the Option will expire at 5:00 p.m. Philadelphia time on:
(1)    The earlier of the Expiration Date or the third anniversary of your Termination date; or
(2)    The Expiration Date if, within six months before your Termination date, you were an Executive Officer.
(d)    If your Termination is an Involuntary Termination, the Option will expire on the earlier of (1) the Expiration Date or (2) ninety (90) days after the first anniversary of your Termination date.

(e)    If your Termination is Upon a Change of Control (of Cigna Corporation), the Option will expire on the earlier of the Expiration Date or the third anniversary of your Termination date.

(f)    The Option will expire immediately upon your Termination for Cause.

5.    Exercising the Option; Tax Withholding
(a)    Cigna may limit your rights to exercise the Option and to sell any Shares you acquire by exercising the Option. Your rights are subject to the terms of Cigna's Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to exercise the Option or sell the Shares. To comply with legal requirements, Cigna may restrict the method by which you exercise the Option.
(b)    If, because of limitations imposed by applicable law, you cannot exercise the Option before it expires, then the Option will not expire on the date described in paragraph 4. Instead, the Option Period will be extended temporarily until the earlier of (1) ten business days after the first date on which the Option again becomes exercisable without the limitations or (2) 5:00 p.m. Philadelphia time on the Expiration Date.
(c)    To exercise all or part of the Option, you must (1) complete and submit any required Option exercise form or electronic exercise instructions and (2) pay the Option Price and any required tax withholding.
(d)    You may pay the Option Price with cash. If you pay with cash, you must also pay any applicable withholding tax liability in cash before Shares will be deposited in your Stock Account or delivered to you.
(e)    If you are a Cigna company employee when you exercise the Option, you may pay the Option Price with Shares that are in your Stock Account if:
    (1)    you first purchased the shares on the open market; or
    (2)    at least six months have elapsed after the:

Exhibit 10.2
(A)     grant date, if you received the shares as a grant of unrestricted Shares;
(B)     vesting date, if you received them as a grant of Restricted Stock; or
(C)     purchase date, if you bought them through a previous option exercise.
    You will not be allowed to pay the Option Price with Shares if Cigna in its sole discretion determines that it would risk adverse tax or accounting consequences as a result. If you are not a Cigna company employee when you exercise the Option, or if your beneficiary or estate exercises the Option, the Option Price cannot be paid in shares of stock.
(f)    If you pay the Option Price in Shares:
(1)    You must exercise the Option for at least 50 Shares.
    If there are not at least 50 Shares underlying the Option, you must exercise the Option for all the Shares.
(2)    You must pay any applicable tax-withholding obligation.
    Cigna reserves the right to withhold from the Shares you purchase enough Shares to meet all or part of any applicable tax-withholding obligation.
    If you are an Executive Officer when you exercise the Option, you may satisfy part of the withholding obligation by remitting to Cigna Shares you have owned for at least six months as of the date the withholding obligation arises.
(g)    You may pay the Option Price through a cashless exercise of the Option. Cigna reserves the right to change the rules that apply to cashless exercises, or end your ability to do a cashless exercise, at any time.

6.    Book-Entry Shares
Cigna (or a custodian appointed by Cigna) will hold any Shares you, your beneficiary or estate acquire upon exercise of the Option in book-entry form in a Stock Account. That is, a record of Share ownership will be kept electronically.

7.    Conditions of Grant
(a)    By accepting the grant, you are agreeing:
    (1)     to the Inventions provision in paragraph 7(b);
    (2)    to the restrictions contained in the attached Covenant Agreement and in paragraph 7(c)(2) below (such restrictions collectively, the “Promises”);
    (3)    to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition Promise under the Covenant Agreement. Such notice shall be provided by email to noncompete@express-scripts.com within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;
    (4)    to disclose the terms of the Promises (including, without limitation, the Promises related to non-solicitation and non-competition) and the consequences of a Violation (as defined below) to any individual or entity for whom you perform services during the 12 month period immediately following your Termination; and
    (5)    not to engage in any activity that would constitute a Violation (as defined below).

Exhibit 10.2
    You understand and agree that the conditions of the grant set forth in this paragraph 7(a) are a material part of the inducement for Cigna's granting you the Option and essential pre-conditions to your eligibility to exercise any rights associated with the Option and retain any benefit from exercising the Option.
    The award of Options pursuant to this Nonqualified Stock Option Grant is expressly conditioned on your acceptance of the terms and conditions of this Option Grant and of the attached Covenant Agreement. If you decide to accept this Nonqualified Stock Option Grant, you are accepting and agreeing to all of the terms and conditions of this Option Grant and of the attached Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.
    You should review the terms of this Option Grant and the Covenant Agreement carefully to ensure that you understand what they say and what your responsibilities and obligations are before you click on the accept button to acknowledge and agree to this Option Grant.
(b)     Inventions
    (1)    You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions. You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.
    (2)    You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.
    (3)    If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).
    (4)    “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.
    (5)    “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.
(c)    Violation

Exhibit 10.2
    You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 7(c)(1) below or you break any of the Promises.
(1)    Willful Misconduct:
(A)    You have a Termination initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna's Code of Ethics and Principles of Conduct or other employment policies.
(B)    You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination and that would, if you had still been employed at the time of the discovery, be reason for your Termination for willful misconduct, as described above.
(2)    Promise to Assist with Patent and Copyright Registrations:
(A)You Promise that, during your Cigna company employment and after your Termination, you will assist Cigna companies, should they request and at Cigna’s expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:
(i)    disclosing to Cigna Companies all pertinent information and data; and
(ii)    executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.
(d)    (1)    If you were an Executive Officer at any time during the 24-month period before the date of a Violation of the Covenant Agreement, the Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.
    (2)    If you are in Career Band 6 or higher on your Termination date but not subject to paragraph 7(d)(1) above, Cigna's Restrictive Covenant Review Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.
(3)    Otherwise, Cigna's Senior Human Resources Officer, or his or her designee, will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.
(4)    Determinations of the Committee, the Restrictive Covenant Review Committee, or Cigna's Senior Human Resources Officer (or his or her designee), will be final and binding on all parties.

8.    Consequences of a Violation: Payment to Cigna
Important: This paragraph 8 is not Cigna's only remedy for a Violation. Cigna may seek any additional legal or equitable remedy, including as described in the Covenant Agreement.
(a)    If you engage in any Violation at any time, Cigna will cancel any part of the Option you have not yet exercised.

Exhibit 10.2
(b)    You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:
(1)    You engage in a Violation of the non-competition or non-solicitation restrictions of the Covenant Agreement; or
(2)    You engage in a Violation described in paragraph 7(c)(1) (willful misconduct) or any other Violation (e.g. you disclose Cigna company Confidential Information in violation of the Covenant Agreement) at any time.
(c)    The Payment requirement applies only to the parts of the Option, if any, that you exercise during the 24-month period prior to the date of your Termination and thereafter. “Payment” means the amount equal to:

(1)    the number of Shares you acquire when you exercise the Option;
        multiplied by

(2)    the excess of (A) the Fair Market Value on the date you exercise the Option over (B) the Option Price;
        plus

(3)    the total amount of all dividends, if any, paid on those Shares through the date of the Payment.

(d)    Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:
(1)    If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.
(2)    Cigna will, to the extent permitted by applicable law, reduce:
(A)    The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by
(B)    The Payment amount.
    This reduction will not occur until the date a future payment to you is due.
(3)    Cigna will send you a written notice and demand for all or part of any Payment amount. Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

9.    Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions
You agree that:
(a)    If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(2)(A); then

Exhibit 10.2
(b)    You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.
10.    Agreeing to Assume Risks
Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to exercise the Option, or sell the Shares. By accepting this Option grant:
(a)    You acknowledge that the action you request may not be completed until several days after you submit it.
(b)    You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 10(a):
(1)Between the time you submit an Option exercise form and the time your Option is actually exercised; and
(2)Between the time you ask for any Shares to be sold and the time your Shares are actually sold.
11.    Applicable Law
You understand and agree that, except as otherwise provided in the Covenant Agreement, the terms and conditions of this Option Grant and all determinations made under the Nonqualified Stock Option Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule.
For the avoidance of doubt, the terms and conditions of the Covenant Agreement and all determinations made under the Covenant Agreement will be interpreted under applicable state law as set forth in the Covenant Agreement.
12.    Arbitration
Except as otherwise provided in the Covenant Agreement, if you have an agreement with Cigna to arbitrate employment related disputes, you agree to resolve any disputes relating to this Nonqualified Stock Option Grant through arbitration.

13.    Acceptance
If you disagree with any of these Terms and Conditions, or the terms and conditions of the Covenant Agreement, YOU MUST NOT ACCEPT THE OPTION GRANT. If you sign the Option grant or the Covenant Agreement, or acknowledge your acceptance electronically or otherwise, you will be:
(a)     Agreeing to all the terms and conditions of the Option grant and of the Covenant Agreement, including the Inventions provision in paragraph 7(b) and all of the Promises;
(b)     Warranting and representing to Cigna that you are, and will remain, in full compliance with all applicable terms and conditions;
(c)     Authorizing Cigna to recover the Payment described in paragraph 8 and to seek any other available remedy pursuant to the Covenant Agreement if you engage in a Violation; and

Exhibit 10.2
(d)    Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 9.

[Year] US Option Grant Agreement including Terms and Conditions